Exhibit 99.1

Parkway Acquisition Corp. Announces Second Quarter 2019 Results

FOR IMMEDIATE RELEASE
For more information contact:
Blake Edwards, President & CEO – 276-773-2811
Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, August 5, 2019 /PRNewswire-FirstCall/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – announced second quarter 2019 earnings.

As previously announced, Parkway acquired Great State Bank (“Great State”) on July 1, 2018.  As such, all information contained herein as of and for periods subsequent to July 1, 2018 reflects the combined operations of Parkway and Great State.

Results of Operations for the Three Months ended June 30, 2019 and 2018

Parkway recorded net income of $1.7 million, or $0.28 per share for the quarter ended June 30, 2019 compared to net income of $1.0 million, or $0.20 per share for the same period in 2018.  Income tax expense totaled $411 thousand for the second quarter of 2019 compared to $244 thousand for the second quarter of 2018.  Net income before income taxes totaled $2.1 million or $0.35 per share for the quarter ended June 30, 2019 compared to $1.2 million or $0.25 per share for the same period in 2018.  Second quarter earnings represented an annualized return on average assets (“ROAA”) of 1.03% and an annualized return on average tangible equity (“ROATE”) of 9.78% for the quarter ended June 30, 2019, compared to 0.73% and 7.20%, respectively, for the quarter ended June 30, 2018.

Total interest income increased by $2.0 million for the quarter ended June 30, 2019 compared to the quarter ended June 30, 2018, while interest expense on deposits increased by $303 thousand over the same period.  The increase in interest income was attributable primarily to the merger with Great State which added approximately $95.1 million in loans to the Company’s earning assets.  Accretion of purchased loan discounts increased interest income by $395 thousand in the second quarter of 2019 compared to just $129 thousand in the second quarter of 2018, representing an increase of $266 thousand.  The increase came mainly as a result of the Great State merger.

Interest expense on deposits increased by $303 thousand for the quarter ended June 30, 2019 compared to the quarter ended June 30, 2018, due to the addition of interest-bearing deposits from the Great State merger.  Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $103 thousand in the second quarter of 2019, compared to just $24 thousand in the second quarter of 2018, representing an increase of $79 thousand.  The increase was again due to the Great State merger.

The provision for loan losses was $276 thousand for the quarter ended June 30, 2019, compared to $91 thousand for the quarter ended June 30, 2018.  The increase in the provision was due mainly to growth in the Bank’s loan portfolio as total loans increased by $16.2 million in the second quarter of 2019 compared to $6.7 million in the second quarter of 2018.   The reserve for loan losses at June 30, 2019 was approximately 0.69% of total loans, compared to 0.76% at June 30, 2018.  Management’s estimate of probable credit losses inherent in the acquired Great State loan portfolio was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans in addition to the previously acquired loan portfolio from the merger with Cardinal Bankshares Corporation (“Cardinal”).  As of June 30, 2019, the remaining unaccreted discount on the acquired loan portfolios totaled $4.0 million.

Total noninterest income was $1.3 million in the second quarter of 2019 compared to $1.3 million in the second quarter of 2018.  Excluding nonrecurring income from life insurance contracts totaling $229 thousand in the second quarter of 2018 and net gains from the sale of bank premises totaling $121 thousand in the second quarter of 2019, noninterest income increased $107 thousand for the quarter ended June 30, 2019 compared to the quarter ended June 30, 2018.  Deposit account-based service charges and fees increased due to the increased number of accounts and deposit balances resulting from the Great State merger.   Mortgage origination fees increased by $59 thousand in the quarter to quarter comparison due to increased demand and new markets as a result of the Great State merger.

Total noninterest expenses increased by $617 thousand for the quarter ended June 30, 2019 compared to the quarter ended June 30, 2018.  Salary and benefit costs increased by $495 thousand due to the increase in employees resulting from the Great State acquisition.  Occupancy and equipment expenses increased by $87 thousand and data processing expenses increased by $62 thousand from the second quarter of 2018 to 2019, due to the addition of three branch facilities and two loan production offices from the Great State merger.  Amortization of core deposit intangibles increased by $148 thousand in the quarter to quarter comparison; however, this increase was offset by a decrease of $299 thousand in merger related expenses as no merger related expenses occurred during the second quarter of 2019.

Income tax expense increased by $167 thousand for the quarter ended June 30, 2019 compared to the quarter ended June 30, 2018, due mainly to the $903 thousand increase in net income before income taxes.

Results of Operations for the Six Months ended June 30, 2019 and 2018

For the six months ended June 30, 2019, total interest income increased by $4.1 million compared to the six-month period ended June 30, 2018.  As noted in the above discussion, interest income on loans was impacted by a increase in the accretion of purchase discounts applied to the loan portfolios acquired in the Great State and Cardinal mergers.  Accretion of purchased loan discounts increased interest income by $921 thousand in the first six months of 2019 compared to just $287 thousand in the first six months of 2018, representing an increase of $634 thousand.  Earnings for the first six months of 2019 represented an annualized ROAA of 1.02% and an annualized ROATE of 9.75%, compared to 0.73% and 7.32%, respectively, for the first six months of 2018.

Interest expense on deposits increased by $532 thousand for the six-months ended June 30, 2019 compared to the same period last year due to the addition of interest-bearing deposits from the Great State merger.  Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $219 thousand in the first six months of 2019, compared to $53 thousand in the first six months of 2018, representing an increase of $166 thousand.  The increase was again due to the Great State merger.  Interest on borrowings decreased by $27 thousand due to overnight borrowings which were accessed in the second quarter of 2018, but not in the same period of 2019.

The provision for loan losses for the six-month period ended June 30, 2019 was $514 thousand, compared to $145 thousand for the six-month period ended June 30, 2018.   The increase in 2019 was due primarily to the overall loan growth experienced in the first six months of 2019 compared to 2018.  The Bank’s loan portfolio increased $13.4 million in the first six months of 2019, compared to $7.9 million in the first six months of 2018.

Noninterest income increased by $108 thousand for the first six months of 2019, compared to the same period in 2018.  Deposit account-based service charges and fees increased by $179 thousand due to growth and expansion of fee-based products.  As noted above nonrecurring gains from bank premise sales totaled $121 thousand in 2019, and nonrecurring proceeds from life insurance contracts totaled $229 thousand in 2018.   Excluding these nonrecurring transactions, noninterest income increased by $216 thousand for the six-month period ended June 30, 2019, compared to the same period last year.

Total noninterest expenses increased by $1.6 million for the six-month period ended June 30, 2019, compared to the same period in 2018.  Salary and benefit cost increased by $1.1 million due to the increase in employees resulting from the Great State acquisition.  Occupancy and equipment expenses increased by $183 thousand and data processing expenses increased by $129 thousand from the first six months of 2018 to 2019, due to the addition of three branch facilities and two loan production offices from the Great State merger.  Amortization of core deposit intangibles increased by $297 thousand for the first six months of 2019, compared to same period in 2018.   This increase was offset by a decrease in merger related expenses of $497 thousandas no merger related expenses occurred during 2019.

In total, income before taxes increased by $1.7 million over the first six months of 2019 compared to the first six months of 2018.  Income tax expense increased by $303 thousand over the prior year, resulting in an increase in net income of $1.4 million for the six months ended June 30, 2019, compared to the same period in 2018.

Balance Sheet

Total assets were $680.3 million at June 30, 2019, up from $673.4 million at March 31, 2019, and comparable to December 31, 2018.  Total loans were $549.8 million at June 30, 2019, up from $533.6 million at March 31, 2019, and $536.5 million at December 31, 2018.  Cash and cash equivalent balances decreased by $5.6 million and investment securities decreased by $3.5 million during the quarter.  Total deposits increased by $5.1 million during the quarter.  The reduction in cash and investments and the increase in deposits was used to fund loan growth of $16.2 million during the quarter.

Total deposits were $598.7 million at June 30, 2019, up from $593.6 million at March 31, 2019, and down from $601.9 million at December 31, 2018.  Noninterest bearing deposits of $161.2 million at June 30, 2019 were up $1.6 million from $159.6 million at March 31, 2019, and up $1.0 million from $160.2 million at December 31, 2018.  Interest bearing deposits were $437.5 million at June 30, 2019, up $3.5 million from $434.0 million at March 31, 2019, and down $4.2 million from $441.7 million at December 31, 2018.  Competition for deposits continues to increase in many of our markets; however, our liquidity position has continued to allow us to fund our balance sheet without “paying up” for high rate, volatile deposits.  As a result, our net interest margin remains strong at a rate of 4.54%.

Stockholders’ equity increased to $79.0 million at June 30, 2019 compared with $77.1 million at March 31, 2019 and $75.6 million at December 31, 2018.  The increase of $1.9 million during the quarter was due to earnings of $1.7 million, plus other comprehensive income of $433 thousand, less common stock repurchases of $235 thousand.  Book value increased from $12.17 per share at December 31, 2018, and $12.41 per share at March 31, 2019, to $12.76 per share at June 30, 2019.

President and CEO, Blake Edwards stated, “We are very pleased with the results for the first six months of 2019.  Our earnings continue to be on track with expectations following our combination with Great State last year.  Our loan growth in the second quarter was strong with loans growing at an annualized rate of over 12% following a seasonally slow first quarter.  We are excited about the potential of our Skyline brand and continue to explore opportunities for growth in and around our existing footprint.”

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to the benefits of or other expectations regarding the Great State merger, future financial performance, and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to:  the ability to implement integration plans associated with the Great State merger, which integration may be more difficult, time-consuming or costly than expected; disruptions to customer and employee relationships and business operations caused by the Great State merger or otherwise; the ability to achieve the expected revenues, cost savings and synergies contemplated by the Great State merger within the expected time frame, or at all; changes in interest rates, general economic conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder;  monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending June 30, 2019)

Parkway Acquisition Corp.
Condensed Consolidated Balance Sheets
June 30, 2019; March 31, 2019; December 31, 2018; June 30, 2018

	June 30,	March 31,	December 31,	June 30,
(dollars in thousands except share amounts)	2019	2019	2018	2018
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$7,948	$7,827	$8,858	$6,855
Interest-bearing deposits with banks	11,102	15,184	12,159	7,889
Federal funds sold	14,012	15,685	18,990	19
Investment securities available for sale	41,096	44,607	45,428	46,478
Restricted equity securities	2,054	2,053	2,053	1,378
Loans	549,820	533,596	536,465	432,780
Allowance for loan losses	(3,818)	(3,618)	(3,495)	(3,281)
Net loans	546,002	529,978	532,970	429,499
Cash value of life insurance	17,629	17,521	17,413	17,386
Foreclosed Assets	-	-	753	410
Properties and equipment, net	20,990	20,892	20,685	17,861
Accrued interest receivable	2,212	1,979	2,084	1,813
Core deposit intangible	3,455	3,673	3,892	1,905
Goodwill	3,257	3,257	3,198	-
Deferred tax assets, net	1,091	1,342	1,853	2,515
Other assets	9,476	9,422	9,948	10,258
Total assets	$680,324	$673,420	$680,284	$544,266

Liabilities
Deposits
Noninterest-bearing	$161,173	$159,600	$160,166	$124,254
Interest-bearing	437,530	433,955	441,702	350,729
Total deposits	598,703	593,555	601,868	474,983

Borrowings	-	-	-	8,906
Accrued interest payable	111	178	89	45
Other liabilities	2,469	2,579	2,705	2,310
Total liabilities	601,283	596,312	604,662	486,244

Stockholders’ Equity
Common stock and surplus	41,425	41,660	41,660	26,166
Retained earnings	38,583	36,848	35,929	34,037
Accumulated other comprehensive loss	(967)	(1,400)	(1,967)	(2,181)
Total stockholders’ equity	79,041	77,108	75,622	58,022
Total liabilities and stockholders’ equity	$680,324	$673,420	$680,284	$544,266
Book value per share	$12.76	$12.41	$12.17	$11.56
Tangible book value per share	$11.68	$11.29	$11.03	$11.18

Asset Quality Indicators
Nonperforming assets to total assets	0.79%	0.83%	0.93%	0.82%
Nonperforming loans to total loans	0.98%	1.05%	1.04%	0.94%
Allowance for loan losses to total loans	0.69%	0.68%	0.65%	0.76%

Parkway Acquisition Corp.
Condensed Consolidated Statement of Operations

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands except share amounts)	2019	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$7,140	$7,121	$5,271	$14,261	$10,357
Interest-bearing deposits in banks	40	58	16	98	35
Federal funds sold	109	70	7	179	38
Interest on taxable securities	264	276	294	540	597
Dividends	47	14	30	61	39
	7,600	7,539	5,618	15,139	11,066
Interest expense
Deposits	680	590	377	1,270	738
Interest on borrowings	-	-	27	-	27
	680	590	404	1,270	765
Net interest income	6,920	6,949	5,214	13,869	10,301

Provision for loan losses	276	238	91	514	145
Net interest income after
provision for loan losses	6,644	6,711	5,123	13,355	10,156

Noninterest income
Service charges on deposit accounts	376	360	374	736	719
Other service charges and fees	499	513	438	1,012	850
Net realized gains on securities	10	(14)	9	(4)	5
Mortgage origination fees	126	84	67	210	144
Increase in cash value of life insurance	108	108	111	216	222
Life insurance income	-	-	229	-	229
Other income	141	21	33	162	55
	1,260	1,072	1,261	2,332	2,224
Noninterest expenses
Salaries and employee benefits	3,262	3,157	2,767	6,419	5,298
Occupancy and equipment	714	725	627	1,439	1,256
Foreclosed asset expense, net	1	1	1	2	(2)
Data processing expense	362	369	300	731	602
FDIC Assessments	72	72	69	144	138
Advertising	158	135	160	293	276
Bank franchise tax	111	111	105	222	210
Director fees	88	60	73	148	130
Professional fees	180	182	96	362	220
Telephone expense	66	114	94	180	187
Core deposit intangible amortization	218	219	70	437	140
Merger related expenses	-	-	299	-	497
Other expense	526	556	480	1,082	890
	5,758	5,701	5,141	11,459	9,842
Net income before income taxes	2,146	2,082	1,243	4,228	2,538

Income tax expense	411	417	244	828	525
Net income	$1,735	$1,665	$999	$3,400	$2,013

Net income per share	$0.28	$0.27	$0.20	$0.55	$0.40
Weighted average shares outstanding	6,206,022	6,213,275	5,021,376	6,209,629	5,021,376
Dividends declared per share	$0.00	$0.12	$0.00	$0.12	$0.10